AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT

The second paragraph of Part Two: COMPENSATION FOR SERVICES, section (1) of the Administrative Services Agreement between AXP Partners Series, Inc. on behalf of AXP Partners Select Value Fund and AXP Partners Small Cap Core Fund and American Express Financial Corporation dated January 10, 2002, is modified as follows. All other provisions of the agreement remain in full force and effect.

         The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) of the total amount computed. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the administrative fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein "net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                                          AXP PARTNERS SERIES, INC.
                                                AXP PARTNERS SELECT VALUE FUND
                                                AXP PARTNERS SMALL CAP CORE FUND


                                          By: /s/ Leslie L. Ogg
                                              -------------------
                                                  Leslie L. Ogg
                                                  Vice President


                                          AMERICAN EXPRESS FINANCIAL CORPORATION


                                          By: /s/ Paula R. Meyer
                                              --------------------
                                                  Paula R. Meyer
                                                  Vice President